Exhibit 99

News Release Arch Chemicals, Inc. 501 Merritt 7 P.O. Box 5204 Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654

Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS PROVIDES UPDATE OF HYDRAZINE

PROPELLANTS SUPPLY CONTRACT WITH U.S. GOVERNMENT

NORWALK, CT, May 3, 2004 — Arch Chemicals, Inc. (NYSE: ARJ) reported today that it has been notified by the U.S. Defense Energy Support Center (DESC) of its awarding of the 20-year hydrazine propellant supply contract to a competing firm. The Company has requested a face-to-face debriefing with the DESC and may submit a formal protest of the award. The absence of this contract may have a material impact on the hydrazine business and the Company’s results. In addition to the potential loss of sales and operating income associated with the loss of such contract, the Company will also need to assess the potential impairment of its hydrazine business. In connection with that assessment, the Company, among other things, may decide to downsize or possibly shut down all or part of its hydrazine manufacturing facilities. As a result, the Company may incur a potential impairment charge and/or other shutdown related costs. The carrying value of the long-lived assets associated with the hydrazine business is approximately $16 million, which includes approximately $7 million directly related to the propellants business. The Company is in the process of assessing the impact of the DESC’s decision and will provide an update in its Form 10-Q filing, which is due on May 10, 2004.

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Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with $1 billion in annual sales. Together with its subsidiaries, Arch has 3,300 employees and manufacturing and customer support centers in North America, South America, Europe, Asia and Africa. Arch and its subsidiaries have leadership positions in three business segments — Treatment Products, Microelectronic Materials and Performance Products — and they serve leading customers in these markets with forward-looking solutions to their chemical needs. For more information, visit www.archchemicals.com.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, estimates and projections about the markets and economy in which Arch and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of economic recovery in 2004 in the U.S.; lack of moderate growth or recession in European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against the foreign currencies; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; increased foreign competition in the calcium hypochlorite markets; lack of continued recovery in the semiconductor industry; unfavorable court, arbitration or jury decisions; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; unsuccessful entry into new markets for electronic chemicals; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders and/or the failure to renew or extend the U.S. government contract for hydrazine propellants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; gains or losses on derivative instruments and the lack of a successful integration of Avecia’s operations.